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                                                                    EXHIBIT 99.3

                               OFFER TO EXCHANGE

                     EACH OUTSTANDING SHARE OF COMMON STOCK

                                       OF

                           NEW ERA OF NETWORKS, INC.

                                      FOR

                       0.3878 OF A SHARE OF COMMON STOCK

                                       OF

                                  SYBASE, INC.

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON APRIL 11, 2001 UNLESS THE OFFER IS EXTENDED.

To Brokers, Dealers, Commercial Banks,
Trust Companies And Other Nominees:

     This letter relates to the offer by Neel Acquisition Corp. ("Purchaser"), a Delaware corporation and a wholly-owned subsidiary of Sybase, Inc. ("Sybase"), to exchange 0.3878 of a share of Sybase common stock, par value $0.001 per share (the "Sybase Common Shares"), for each outstanding share of common stock, par value $0.0001 per share (the "NEON Shares"), of New Era of Networks, Inc., a Delaware corporation ("NEON"), upon the terms and subject to the conditions set forth in the Prospectus dated March 15, 2001 (as may from time to time be amended, supplemented or finalized, the "Prospectus") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer") enclosed herewith. The Offer is being made in connection with the Agreement and Plan of Reorganization, dated as of February 20, 2001 (the "Merger Agreement"), by and among Sybase, Purchaser and NEON. The Merger Agreement provides, among other things, that following completion of the Offer, Purchaser will be merged with and into NEON (the "Merger"), with NEON surviving the Merger as a wholly-owned subsidiary of Sybase. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold NEON Shares registered in your name or in the name of your nominee.

     The Offer is subject to several conditions set forth in the Prospectus, which you should review in detail.

     For your information and for forwarding to your clients for whom you hold NEON Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

          1. The Prospectus dated March 15, 2001;

          2. The Letter of Transmittal for your use in accepting the Offer and tendering NEON Shares and for the information of your clients. Facsimile copies of the Letter of Transmittal with manual signatures may be used to tender NEON Shares;

          3. The Notice of Guaranteed Delivery to be used to accept the Offer if certificates evidencing NEON Shares are not immediately available or if such certificates and all other required documents cannot be delivered to American Stock Transfer & Trust Company (the "Exchange Agent") on or prior to the expiration date (as defined in the Prospectus) or if the procedures for book-entry transfer cannot be completed by the expiration date;
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          4. A printed form of letter which may be sent to your clients for whose accounts you hold NEON Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

          5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9. Stockholders who fail to complete and sign the Substitute Form W-9 may be subject to a required federal backup withholding tax of 31% of the cash payable to such stockholder or other payee for fractional shares pursuant to the Offer;

          6. A return envelope addressed to the Exchange Agent for your use only.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for exchange NEON Shares which are validly tendered prior to the expiration date and not theretofore properly withdrawn when, as and if Purchaser gives oral or written notice to the Exchange Agent of Purchaser's acceptance of such NEON Shares for exchange pursuant to the Offer. Issuance of Sybase Common Shares and payment of cash payable in lieu of any fractional interest will in all cases be made only after timely receipt by the Exchange Agent of (i) certificates for such NEON Shares, or timely confirmation of a book-entry transfer of such NEON Shares into the Exchange Agent's account at The Depository Trust Company, pursuant to the procedures described in "The Offer -- Procedure for Tendering" section of the Prospectus, (ii) a properly completed and duly executed Letter of Transmittal (or a properly completed and manually signed facsimile thereof) or an Agent's Message (as defined in the Prospectus) in connection with a book-entry transfer and (iii) all other documents required by the Letter of Transmittal.

     Neither Sybase nor Purchaser nor any officer, director, stockholder, agent or other representative of Sybase or Purchaser will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Exchange Agent as described in the Prospectus) in connection with soliciting tenders of NEON Shares pursuant to the Offer.

     Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling costs incurred by them in forwarding the enclosed materials to their customers.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON APRIL 11, 2001, UNLESS THE OFFER IS EXTENDED.

     In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of NEON Shares, and any other required documents, should be sent to the Exchange Agent, and certificates representing the tendered NEON Shares should be delivered or such NEON Shares should be tendered by book-entry transfer, all in accordance with the Instructions set forth in the Letter of Transmittal and in the Prospectus.

     If holders of NEON Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures specified in "The Offer-Guaranteed Delivery" of the Prospectus.

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     Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from us at the address and telephone number set forth on the back cover of the Prospectus.

                                          Very truly yours,

                                          Corporate Investor Communications,
                                          Inc.

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF SYBASE, PURCHASER, THE INFORMATION AGENT, THE EXCHANGE AGENT OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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